Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2026, relating to the financial statements of Latham Group, Inc., appearing in the Annual Report on Form 10-K of Latham Group, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
May 6, 2026